UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 15, 2015

ARC Group Worldwide, Inc.

(Exact Name of Registrant as Specified in its Charter)

Utah

(State or other jurisdiction of incorporation)

001-33400	87-0454148
(Commission File Number)	(IRS Employer Identification No.)

810 Flightline Blvd.
Deland, FL	32724
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 303-467-5236

Former Name or Former Address, if Changed Since Last Report:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 0240.13e-4(c))

Item 4.01.  Changes in Registrant’s Certifying Accountant

(a) Previous independent registered public accounting firm

On December 15, 2015, the Audit Committee of the Board of Directors of ARC Group Worldwide, Inc. (the “Company”), notified Grant Thornton LLP (“Grant”) that it was dismissing Grant as its independent registered public accounting firm effective immediately.

Grant’s audit reports on the Company’s consolidated financial statements for the fiscal years ended June 30, 2015 and 2014 did not contain any adverse opinion or disclaimer of opinion, nor were the reports qualified or modified as to uncertainty, audit scope or accounting principles.

During the audit of the Company’s June 30, 2015 financial statements, Grant communicated the following deficiencies in internal control over financial reporting, which were considered to be material weaknesses:

•                  The Company’s internal controls over financial reporting were not effective to ensure that the accounting for the taxation requirements resulting from operations in the British Virgin Islands were complete and accurate.  The Company did not maintain effective controls over the review and analysis of the tax structure and applicable tax compliance regulations at a sufficient level of precision, which resulted in an error.  This error, which accumulated over several years as the Company concluded that its wireless subsidiary was not eligible for favorable foreign tax treatment, resulted in an under accrual of approximately $0.3 million in liability for income taxes as of June 30, 2015.  The Company assessed the materiality of this item on previously issued financial statements in accordance with the SEC’s Staff Accounting Bulletin (“SAB”) No. 99 and concluded that the error was not material to any of the individual annual or interim periods.  The Company has corrected the Consolidated Financial Statements by recording the obligation in the year ended June 30, 2015.

•                  Insufficient Information Technology and Accounting Infrastructure.  Management did not maintain a sufficient complement of information technology personnel with appropriate systems knowledge, experience, and training, which resulted in inadequate segregation of duties, access to computer systems, documentation of policies and procedures, and system maintenance.  Management noted that the Company’s computer systems are often running on older versions of accounting software with limited functionality that hindered our ability to automate controls.  Additionally, at certain of our manufacturing facilities there are a relatively small number of professionals employed by our Company in bookkeeping and accounting functions, which has resulted in instances of inadequate segregation of duties within our internal control systems.  The insufficient information technology and accounting infrastructure resulted in deficiencies in the design and operating effectiveness over financial reporting that are considered a material weakness because they could lead to the untimely identification and resolution of accounting and disclosure matters or could lead to a failure to perform timely and effective reviews at a level of precision necessary to identify a material error.

Despite the material weaknesses, we believe that the consolidated financial statements included in the Annual Report on Form 10-K for the year ended June 30, 2015 present, in all material respects, our financial position, results of operations, changes in stockholders’ equity, and cash flows for the periods presented in conformity with U.S. generally accepted accounting principles.

During the fiscal years ended June 30, 2015 and 2014 and through December 15, 2015, there have been no:

(i)                         disagreements with Grant on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Grant, would have caused them to make reference to the subject matter of the disagreement(s) in connection with its reports on the financial statements for such years; or

(ii)                      Other than the material weaknesses communication above, there were no other “reportable events,” as that term is described in Item 304(a)(1)(v) of Regulation S-K.

The Company has provided Grant with a copy of this Form 8-K, and has requested that Grant furnish a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the above statements and, if not, stating the respects in which it does not agree.  A copy of such letter, dated December 16, 2015, indicating that Grant is in agreement with such disclosures, is filed as Exhibit 16.1 to this Form 8-K.

(b) New independent registered public accounting firm

On December 15, 2015, the Audit Committee of the Board of Directors of the Company engaged Hein & Associates LLP (“Hein”) as the Company’s independent registered public accountant effective immediately. In deciding to select Hein, the Audit Committee reviewed auditor independence issues and existing commercial relationships with Hein and concluded that Hein has no commercial relationship with the Company that would impair its independence for the fiscal year ended June 30, 2016.  During the Company’s two most recent fiscal years and the subsequent interim periods through December 15, 2015, the Company did not consult Hein with respect to any of the matters or events listed in Regulation S-K Item 304(a)(2).

Item. 9.01  Exhibits

(d)    The following exhibits are filed with this report:

Exhibit Number	Description

16.1	Letter from Grant Thornton LLP to the Securities and Exchange Commission dated December 16, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARC Group Worldwide, Inc. (Registrant)

Date: December 17, 2015	By:	/s/ Drew M. Kelley
		Name:	Drew M. Kelley
		Title:	Chief Financial Officer and Principal Accounting Officer